UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 2, 2005

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware
(Sate or Other Jurisdiction of Incorporation)
01-11779	75-2548221
(Commission File Number)	(IRS Employer Identification No.

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 -Financial Information

Item 2.06  Material Impairments

Electronic Data Systems Corporation ("EDS") is evaluating a possible non-cash impairment charge for assets related to one of its commercial contracts due to recently identified estimated deterioration in the contract's projected performance.  This evaluation is preliminary and the amount of impairment, if any, can not be estimated at this time.  At March 31, 2005, EDS held assets in support of this contract of approximately $166 million, which consisted of fixed assets and software of $126 million and deferred costs of $40 million.  A significant portion or all of these assets may be impaired.  The changes to this contract's projected performance are primarily related to current estimates of EDS' ability to achieve anticipated benefits from productivity initiatives specific to this contract.

Accordingly, EDS is qualifying its prior earnings guidance for the second quarter of 2005 and the full year. An impairment, when quantified, could negatively impact EDS' prior earnings guidance.  It would not impact EDS' full-year free cash flow guidance of $500 million to $700 million.

The foregoing estimate of free cash flow is a forward-looking statement within the meaning of the federal securities laws. Such statement is subject to numerous risks and uncertainties, many of which are beyond EDS' control, which could cause actual results to differ materially from such statement.  Reference is made to "Cautionary Statement Regarding Forward Looking Statements" in  Management's Discussion and Analysis of Financial Condition and Results of Operations in EDS' Form 10-Q for the three months ended March 31, 2005, for a discussion of certain of these risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

June 2, 2005                                                                                                              By:    /S/ ROBERT H. SWAN

                                                                                                                                           Robert H. Swan, Executive Vice
                                                                                                                                           President and Chief Financial Officer

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